Exhibit 99.1

Evolution Petroleum Declares Quarterly Cash Dividend, Discloses Year-end Reserves and Fiscal Fourth Quarter Volumes, Announces Participation in EnerCom’s The Oil & Gas Conference® and Announces Fiscal 2018 Earnings Release Conference Call
Houston, TX, August 15, 2018 - Evolution Petroleum Corporation (NYSE American: EPM) today disclosed its independently determined reserves estimates as of June 30, 2018 as well as oil and natural gas liquids volumes for its fiscal fourth quarter ended June 30, 2018. The Company further declared its 20th consecutive quarterly dividend, announced that Robert Herlin, Chief Executive Officer, and David Joe, Chief Financial Officer, will be presenting at EnerCom’s conference in Denver in August, and announced that it will release its financial and operational results for fiscal year 2018 on September 6, 2018.
Cash Dividend
Evolution’s board of directors have declared a cash dividend of $0.10 per share of common stock to be paid on September 28, 2018 to shareholders of record as of September 14, 2018. This will be the 20th consecutive quarterly dividend paid to shareholders, and the Company has paid out to shareholders a total of $46.1 million in cash dividends since initiating dividends in 2013. The Company’s goal is to pay out 40% - 50% of cash flow to shareholders and retain the balance for re-investment in mostly developed oil and gas properties.
Reserves as of June 30, 2018

	Oil	Natural Gas Liquids	Oil Equivalent
	(000 bbls)	(000 bbls)	(000 bbls)
Proved Developed Producing	6,292	994	7,286	78%
Proved Undeveloped	1,798	284	2,082	22%
Total Proved	8,090	1,278	9,368	100%
	86%	14%	100%

Probable Developed Producing	3,123	493	3,616	80%
Probable Undeveloped	757	120	877	20%
Total Probable	3,880	613	4,493	100%
	86%	14%	100%

Possible Developed Producing	3,458	546	4,004	88%
Possible Undeveloped	488	77	565	12%
Total Possible	3,946	623	4,569	100%
	86%	14%	100%

Evolution’s reserves are determined by the independent engineering firm DeGolyer and MacNaughton. The probable and possible reserves are categories that represent potential recoveries of oil and NGL from the CO2 flood developed in the Delhi Field greater than that included in the proved reserves. Consequently, while the probable and possible reserves are 80-88% developed, they remain considerably less certain of attainment and have more risk of recovery than the proved reserves and should not be aggregated with other categories.
Production and Pricing for the Quarter Ended June 30, 2018
Gross daily production in the Delhi Field during the fourth quarter of fiscal 2018 averaged 6,530 barrels of oil and 1,015 barrels of natural gas liquids, or 7,545 barrels of oil equivalent. Net daily production to Evolution averaged 1,712 barrels of oil and 266 barrels of natural gas liquids (“NGL”), or 1,978 barrels of oil equivalent. During the previous quarter, gross daily production in the Delhi Field averaged 7,187 barrels of oil equivalent and net production to Evolution averaged 1,884 barrels of oil equivalent.
Production during the quarter was impacted by reduced volumes of CO2 injected into the field due primarily to warmer temperatures, compressor downtime for repairs and reduced CO2 injections near wells being drilled as part of the 2018 infill drilling program. July production is also expected to be similarly impacted. Production only included a small volume from the first three wells of the twelve infill well drilling program initiated in March 2018; the wells are expected to gradually begin materially impacting production over the next two to three quarters.
The average oil price realized by Evolution during the fourth quarter of fiscal 2018 was $67.41 compared to $63.56 during the previous quarter. The average NGL price realized by Evolution during the fourth quarter of fiscal 2018 was $38.39 per barrel compared to $34.05 during the previous quarter. Evolution continues to benefit from the premium that Louisiana Light Sweet (LLS) pricing receives at the Delhi Field compared to the more widely known West Texas Intermediate (WTI) price, and the oil is shipped to market directly by pipeline. NGL volumes are transported by truck to a fractionation plant in East Texas and thus bear a material transportation charge.
Investor Conference Presentation
Robert Herlin, CEO, and David Joe, CFO, will be presenting at EnerCom’s The Oil & Gas Conference® at the Denver Downtown Westin Hotel on August 21st at 2:20 p.m., Mountain time. They will be accompanied by Steve Hicks, Senior Vice President of Engineering and Business Development.
Investor Conference Call
Evolution will release its financial and operational results for the full fiscal year ended June 30, 2018 after the stock market closes on Thursday, September 6, 2018. An investor conference call to review the results will be held on Friday, September 7, 2018 at 11:00 a.m. Eastern (10:00 a.m. Central). Details for the conference call are as follows:
Date: Friday, September 7, 2018
Time: 11:00 a.m. Eastern (10:00 a.m. Central)
Call: 1-855-327-6837 (United States & Canada)
Call: 1-631-891-4304 (International)

To listen live via webcast over the Internet, go to http://www.evolutionpetroleum.com. A replay will be available two hours after the end of the conference call through September 14, 2018 and will be accessible by calling 1-844-512-2921 (United States & Canada); 1-412-317-6671 (International) with the replay pin number of 10005413.

About Evolution Petroleum
Evolution Petroleum Corporation is an oil and gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Our largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.

Company Contact:
Robert Herlin, Executive Chairman
(713) 935-0122
bherlin@evolutionpetroleum.com